Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 7, 2003, except for Notes 13 and 18, which are as of May 5, 2003, except for Note 2.n., which is as of November 3, 2003, and except for Note 19, which is as of December 11, 2003 relating to the financial statements and financial statement schedule of Compass Minerals International, Inc., which appears in the Compass Minerals International, Inc. Form S-1 prospectus dated December 11, 2003 filed with the SEC pursuant to Rule 424(b) for the year ended December 31, 2002.

/s/    PricewaterhouseCoopers LLP

Kansas City, Missouri

December 23, 2003